Exhibit 107

Calculation of Filing Fee Tables

S-8
(Form Type)

Aspen Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered*	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.0001 par value per share (“Common Stock”)	Rule 457(c), Rule 457(h)	4,564,508 (2)	$182.815	$834,460,530	0.0000927	$77,354.49

Fees to Be Paid	Equity	Common Stock	Rule 457(c), Rule 457(h)	179,082 (3)	$182.815	$32,738,875.83	0.0000927	$3,034.89
Fees to Be Paid	Equity	Common Stock	Rule 457(c), Rule 457(h)	1,917,282 (4)	$182.815	$350,507,908.8	0.0000927	$32,492.08

	Total Offering Amounts					$1,217,707,315		$112,881.46

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$112,881.46

*
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates (the “Registration Statement”) shall also cover any additional shares of the common stock of Aspen Technology, Inc. (“Registrant”) that become issuable under the 2022 Omnibus Incentive Plan (the “2022 Plan”), the 2022 Employee Stock Purchase Plan (the “ESPP”), rollover awards associated with the Merger described in the Transaction (the “Rollover Awards”) by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding shares of common stock.

(1)
Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on May 19, 2022, which date is within five business days prior to the filing of this registration statement.

(2)
Represents shares of the Registrant’s common stock reserved for future grant under the 2022 Plan as a result of the approval of the 2022 Plan and reservation of shares thereunder on May 16, 2022 pursuant to the terms thereof.

(3)
Represents shares of the Registrant’s common stock reserved for issuance under the ESPP as a result of the approval of the ESPP and reservation of shares thereunder on May 16, 2022 pursuant to the terms thereof.

(4)	Represents shares of the Registrant’s common stock reserved for issuance of Rollover Awards.

Table 2: Fee Offset Claims and Sources
N/A